Exhibit 99.1
2025 Shareholders’ Meeting April 24, 2025

1 2024 vs. 2023 Results Net income Net income (in thousands) $ 41,450 $ 39,707 Net income per common share - Diluted 4.06 3.84 Operating Ratios Return on average assets 1.68% 1.63 % Return on average equity 14.99 16.05 Net interest margin 4.16 4.06 Noninterest expense / average assets 1.98 1.93 FY 2024 FY 2023

2 1 st Quarter Results Net income Net income (in thousands) $ 11,598 $ 11,505 Net income per common share - Diluted 1.13 1.13 Operating Ratios Return on average assets 1.83% 1.83 % Return on average equity 15.56 15.77 Net interest margin 4.46 4.37 Noninterest expense / average assets 1.99 2.01 1Q2025 4Q2024

3 Unity Bank’s Footprint 21 Unity Bank Locations New Jersey Bergen County: 1) Emerson, NJ - O 2) Fort Lee, NJ - L Hunterdon County: 3) Clinton, NJ - O 4) Flemington, NJ - O 5) Whitehouse Station, NJ - O Middlesex County: 6) Edison, NJ - O 7) Highland Park, NJ - O 8) Middlesex, NJ - O 9) South Plainfield, NJ - O Morris County: 10) Parsippany, NJ - O Ocean County: 11) Lakewood, NJ - L Somerset County: 12) North Plainfield, NJ - O 13) Somerset, NJ - L 14) Somerville, NJ - O Union County: 15) Linden, NJ - O 16) Scotch Plains, NJ - O 17) Union, NJ - L Warren County: 18) Phillipsburg, NJ - L 19) Washington, NJ - O Pennsylvania Northampton County: 20) Bethlehem, PA - L 21) Forks, PA - L O – Owned L – Leased

4 Loan and Deposit Growth (dollars in thousands, except percentages) SBA $ 50,472 $ 59,144 (14.7) % Commercial 1,411,629 1,277,460 10.5 Residential Mortgage 630,927 631,506 (0.1) Consumer 76,711 72,676 5.6 Residential Construction 90,918 131,277 (30.7) Total Gross Loans $ 2,260,657 $ 2,172,063 4.1 % Noninterest-bearing DDA $ 440,803 $ 419,636 5.0 % Interest-bearing DDA 321,780 313,352 2.7 Savings 491,175 565,088 (13.1) Time Deposits 628,624 426,397 47.4 Brokered Deposits 217,931 199,667 9.1 Total Deposits $ 2,100,313 $ 1,924,140 9.2% 2024 2023 % Change 2024 2023 % Change Loan to Deposit Ratio 1.08% 1.13% (4.7) % 2024 2023 % Change

5 Asset Quality Remains Strong Net Charge-Offs as a percentage of Average Loans were 0.09%, 0.07% and 0.09% for the periods FY2023, FY 2024, and Q1 2025 (annualized), respectively.

6 Summary Income Statement (dollars in thousands) 2024 2023 Net Interest Income $ 98,611 $ 94,997 3.8 % Provision for Credit Losses 3,168 3,949 24.7 Noninterest Income 8,142 8,469 4.0 Noninterest Expense 48,741 46,976 3.8 Provision for Income Taxes 12,940 13,288 (2.6) Net Income $ 41,450 $ 4.4 39,707% % Change

7 Net Interest Margin 4.71% 4.58% 4.92% 6.13% 6.57% 3.85% 4.16% 4.40% 4.06% 4.16% 0.92% 0.45% 0.56% 2.24% 2.65% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 2020 2021 2022 2023 2024 Yield on Earning Assets Net Interest Margin Cost of Funds

8 Noninterest Income – Area of Focus (dollars in thousands)

9 Noninterest Expense (dollars in thousands) Compensation $ 25,166 $ % 25,476 Benefits 4,583 3,575 Processing and communications 3,473 2,994 Occupancy 3,184 3,087 Furniture and equipment 3,140 2,780 Professional services 1,683 1,563 Advertising 1,611 1,436 Loan related expenses 1,138 918 Deposit insurance 1,100 1,715 Director fees 956 847 Other expenses 2,707 2,585 Total noninterest expense $ 48,741 $ % 46,976 2024 2023 % Change (1.2) 16.0 28.2 3.1 12.9 7.7 12.2 3.8 24.0 (35.9) 12.9 4.7

10 Consistent Book Value Growth $16.63 $19.80 $22.60 $25.98 $29.48 $17.55 $26.25 $27.33 $29.59 $43.61 $- $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00 2020 2021 2022 2023 2024 Book Value Per Share Stock Price

11 Unity’s Strategy & Vision Diversified Business Model Experienced & Proven Management Team High Levels of Management & Board Stock Ownership Best In Class Financial Performance Strong Capital Management Practices

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